Exhibit 99.1

[RADIOLOGIX LOGO]

Contact:	Paul R. Streiber Investor Relations (214) 303-2702 paul.streiber@radiologix.com	Press Release FOR RELEASE July 9, 2004 3:30 PM CT

RADIOLOGIX AMENDS EQUIPMENT LEASE FACILITY WITH GE

Amended $60 Million Master Lease Facility Provides Greater Liquidity

Radiologix Provides Update on JV Discussions in Denver Market

DALLAS, July 9 — Radiologix, Inc. (Amex: RGX), a leading national provider of diagnostic imaging services, today announced that it amended and increased its master equipment lease facility with GE Healthcare Financial Services.

The amended GE lease facility provides a formal commitment to Radiologix, increasing to $60.0 million leasing funds available for diagnostic imaging equipment, with at least two-thirds of the outstanding amount under the facility dedicated to leasing GE equipment. Availability under the amended GE lease facility expires on December 31, 2006, and is subject to compliance with certain financial covenants.

“We expect that the combination of this amended lease line, our strong cash position and our undrawn asset-based credit facility, will give us greater and readily accessible resources to meet our maintenance and expansion capital expenditure plans. We believe this access to capital will make us more competitive in our core markets and facilitate entry into new markets,” said Stephen D. Linehan, president and C.E.O. of Radiologix.

Separately, Radiologix said that it has ended discussions and terminated its August 2003 Letter of Intent with Rocky Mountain Radiologists, P.C., regarding development of a joint venture partnership to own and operate diagnostic imaging centers.

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Radiologix, Inc. Amends Equipment Lease Facility With GE

July 9, 2004

“We remain enthused about the joint venture model that we outlined, and we continue to pursue discussions with radiology groups in other geographies regarding the development of these joint venture projects. However, after reviewing changes in market dynamics and location availability, we made the decision that this new model did not fit the Denver market at this time,” said Mr. Linehan. “We continue to have a very good relationship with the physicians of Rocky Mountain Radiologists, who interpret images from our centers in the Denver area, and we may discuss with the radiology group other forms of joint ownership for diagnostic imaging centers.”

About Radiologix

Radiologix (http://www.radiologix.com) is a leading national provider of diagnostic imaging services, owning and operating multi-modality diagnostic imaging centers that use advanced imaging technologies such as positron emission tomography (“PET”), magnetic resonance imaging (“MRI”), computed tomography (“CT”) and nuclear medicine, as well as x-ray, general radiography, mammography, ultrasound and fluoroscopy. The diagnostic images created, and the radiology reports based on these images, enable more accurate diagnosis and more efficient management of illness for ordering physicians. Radiologix owned or operated 96 diagnostic imaging centers located in 14 states as of May 7, 2004.

About GE Healthcare Financial Services

GE Healthcare Financial Services, a unit of GE Commercial Finance, is a provider of capital, financial solutions, and related services for the global healthcare market. With $13 billion in assets, GE Healthcare Financial Services offers a full range of financing capabilities from equipment leasing and real estate financing to working capital lending and vendor programs. With its knowledge of all aspects of healthcare from hospitals and long-term care facilities to physicians’ practices and life sciences, GE Healthcare Financial Services works with customers to create tailored financial solutions that help them improve their productivity and profitability. For more information, visit GE Healthcare Financial Services’ Web site at http://www.GEHealthcareFinance.com.

Radiologix, Inc. Amends Equipment Lease Facility With GE

July 9, 2004

Safe Harbor Statement

This press release contains forward-looking statements that relate to future financial results or business expectations and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Any forward-looking statement speaks only as of the date on which such statement is made. The information in this press release is as of July 9, 2004. Radiologix undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.

We have tried, whenever possible, to identify such statements by using words such as “anticipated,” “estimates,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operations or financial performances. These statements are subject to risks and uncertainties that exist in the Company’s operations and business environment. Business plans may change as circumstances warrant and actual results may differ materially from any forward-looking statements, which reflect the management’s opinion only as of the date hereof. Such risks and uncertainties include, but are not limited to, those associated with the Company’s acquisition, expansion and divestiture strategies; integration of the Company’s affiliated physician practices and newly acquired imaging centers; the Company’s ability to achieve operating efficiencies and engage in successful new development efforts; the Company’s capital management program; regulatory changes; the enforceability of its Service Agreements and related documents; reimbursement trends; governmental policies; and general economic and business conditions. Such risks and uncertainties, as well as additional risk factors which could affect the forward-looking statements made in this press release, are included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003, and its periodic reports on Forms 10-Q and 8-K (if any).

We cannot guarantee that any forward-looking statements will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is

Radiologix, Inc. Amends Equipment Lease Facility With GE

July 9, 2004

subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

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